Exhibit 23.01

The corporate reorganization by way of share-for-share exchange described in Note 1 to the consolidated financial statements has not been consummated at March 12, 2014. When it has been consummated, we expect to be in a position to furnish the following consent.

/s/ PricewaterhouseCoopers LLP

London, United Kingdom

March 12, 2014

“CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 (No. 333-193984) of King Digital Entertainment plc of our report dated February 18, 2014, except for the effects of the corporate reorganization by way of a share-for-share exchange described in Note 1 as to which the date is                      , 2014, relating to the financial statements of King Digital Entertainment plc, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

London, United Kingdom

March 12, 2014”